Exhibit 99.4

Consent to be Named as a Director

     Reference is made to Amendment No. 1 to the Registration Statement on Form S-4 (file no. 333-224227) of Stellar Acquisition III Inc. (“Registrant”). In accordance with Rule 438 under the United States Securities Act of 1933, as amended, the undersigned hereby consents to being named in such registration statement, and any subsequent amendments thereto, as a person who is about to become a director of Registrant.

Randall Crowder

June 8, 2018